Exhibit 99.1

News

August 1, 2005	Analyst Contact:	Weldon Watson
918-588-7158

	Media Contact:	Lori Webster
918-588-7570

ONEOK Announces Higher Second-Quarter Earnings;

Updates 2005 Guidance

TULSA, Okla. — Aug. 1, 2005 – ONEOK, Inc. (NYSE: OKE) announced today that its second-quarter 2005 net income rose 40 percent from the same period a year earlier, primarily as a result of stronger natural gas, natural gas liquids (NGLs) and oil prices, and higher sales and transportation volumes.

Net income for the quarter was $24.9 million, or 23 cents per diluted share of common stock, compared with $17.8 million, or 17 cents per diluted share of common stock, for the same period a year earlier.

“We had extremely positive results in several of our segments, driven primarily by higher commodity prices, volumes and margins,” said David Kyle, ONEOK chairman, president and chief executive officer. “The gas processing spread continues to exceed the five-year average, contributing to our strong performance in our gathering and processing segment.

“Distribution segment results were lower due to higher labor and employee benefit costs, and lower margins from our retail and trading efforts reduced operating income in our energy services segment,” Kyle stated.

For the six months, net income increased to $132.5 million, or $1.20 per diluted share of common stock, compared with $122.9 million, or $1.20 per diluted share of common stock, for the same period in 2004.

The company also announced that it is revising its 2005 earnings guidance. Based on certain assumptions regarding the potential sale of its oil and gas production operations, net earnings per share are expected to be in the range of $2.56 to $2.62 per diluted share of common stock. The revised guidance for income from continuing operations is in the range of $1.92 to $1.98 per diluted share of common stock. Revised guidance reflects the production segment’s operating results as discontinued operations.

“Our updated earnings guidance for the remainder of 2005 includes anticipated operating income contributions from the natural gas liquids business we acquired from Koch on July 1, and implementation of a customer rate increase in Oklahoma on July 28,” Kyle said.

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ONEOK Announces Higher Second-Quarter Earnings;

Updates 2005 Guidance

August 1, 2005

In July, the company announced that it will begin a process that may result in the sale of its oil and gas production operations. If the company proceeds with the sale, it expects to complete the transaction sometime in the third quarter 2005.

The revised guidance does not include any additional margin for trading activities in the energy services segment. In March 2005, the company provided earnings guidance in the range of $2.22 to $2.28 per diluted share of common stock.

SECOND-QUARTER RESULTS INCLUDED:

•	Operating income of $68.6 million, versus $53.6 million in the same period a year ago;

•	Equity income of $2.5 million, which is included in other income, from the company’s investment in Northern Border Partners, L.P.;

•	Dilution in earnings per share of two cents related to outstanding equity units;

•	Interest expense of $27.9 million, compared with $24.9 million in the second quarter last year.

FISCAL YEAR-TO-DATE RESULTS INCLUDED:

•	Operating income of $268.2 million, compared with $248.7 million year-to-date 2004;

•	Equity income of $5.0 million, which is included in other income, from the company’s investment in Northern Border Partners, L.P.;

•	Dilution in earnings per share of eight cents related to outstanding equity units;

•	Cash flow from operations, before changes in working capital, of $262.7 million, which exceeded capital expenditures of $122.7 million and dividends of $54.6 million by $85.4 million.

2005 BUSINESS UNIT RESULTS

Production

The production segment had second-quarter operating income of $16.5 million, versus $12.0 million in the same quarter last year. The improvement was primarily the result of higher commodity prices for natural gas and oil, and higher production volumes.

Operating income increased $8.0 million because of higher prices and volumes. The average natural gas price (net of hedges) received was $6.16 per thousand cubic feet (Mcf), versus $5.04 per Mcf in the quarter a year earlier. Oil prices (net of hedges) were $45.76 per barrel, versus $27.93 per barrel in the second quarter last year. Natural gas production increased to 4,355 MMcf, compared with 4,060 MMcf in the second quarter last year. Oil production increased to 86 MBbls from 83 MBbls in the second quarter last year.

Operating expenses, including lease operating expenses, production and property taxes, and depreciation, depletion and amortization were $3.4 million higher in the quarter, compared with the same period last year. The operating expense increase was due to well workovers and new gathering facilities attributable to the company’s Texas properties.

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ONEOK Announces Higher Second-Quarter Earnings;

Updates 2005 Guidance

August 1, 2005

Year to date, the production segment had operating income of $30.1 million, versus $23.8 million in the same period a year earlier. Higher natural gas and oil prices, and higher production volumes added $9.8 million in the period, partially offset by higher operating costs.

The following table contains hedging information for the production segment for the remainder of 2005 and 2006.

Six Months Ending December 31, 2005
Product	Volumes Hedged	Basis-Adjusted Average Price
Natural gas
Texas	18,350 Mcf/d	$5.89/Mcf
Oklahoma	9,500 Mcf/d	$6.41/Mcf
Oil	15,000 Bbls/month	$39.75/Bbl

Year Ending December 31, 2006
Product	Volumes Hedged	Price
Natural gas
Texas(a)	8,250 Mcf/d	$6.46-10.66/Mcf
Oklahoma (a)	5,710 Mcf/d	$5.95-10.00/Mcf
Oil (a)	9,000 Bbls/month	$50.35-60.00/Bbl
(a)	- Hedged with NYMEX-based costless collars.

In July, the company announced that it will begin a process that may result in the sale of its oil and natural gas production operations. If the company proceeds with the sale, it expects to complete the transaction sometime in the third quarter 2005.

Gathering and Processing

The gathering and processing segment’s operating income for the second quarter was $41.7 million, compared with $27.3 million for the same period last year. Improved performance was driven by higher natural gas and NGL prices, higher natural gas volumes and wider gas processing spreads.

Operating income for the quarter increased $4.8 million as a result of higher natural gas and natural gas liquids prices under the company’s percent-of-proceeds contracts. The average price for natural gas in the quarter was $6.26 per million British Thermal Units (MMBtu), versus $5.51 per MMBtu a year earlier. The Conway OPIS composite NGL price based on the company’s product mix was $0.79 per gallon, versus $0.66 per gallon in the same period a year earlier.

Improvements in the gross processing spread, attributable to our keep-whole contracts, added $5.5 million to operating income from the prior year’s quarter. The gross processing

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ONEOK Announces Higher Second-Quarter Earnings;

Updates 2005 Guidance

August 1, 2005

spread in the quarter was $2.67 per MMBtu, versus $1.74 per MMBtu in the second quarter last year.

Operating income in the quarter also included an increase of $6.0 million, due primarily to higher natural gas and NGL sales volumes. Residue natural gas sales increased as certain natural gas producers elected to convert their contracts from keep whole to either fee or percent of proceeds. NGL sales were higher as a result of higher gas processing spreads, for ethane in particular.

For the first six months, operating income was $79.5 million, compared with $47.8 million a year earlier. The increase was due to higher natural gas and NGL prices, higher natural gas volumes, improvements in gross processing spreads and the addition of certain NGL storage and transportation agreements associated with the company’s natural gas liquids operations in Conway, Kan.

Operating costs increased in the second quarter and first half of the year. The increase was primarily caused by higher environmental and safety expenditures, primarily related to new storage rules and regulations, and higher costs for materials and chemicals used for compressor operation and maintenance.

The following table contains margin information for the time periods indicated. NGL shrink, plant fuel and condensate shrink refer to the Btus that are removed from natural gas through the gathering and processing operation.

Margin Information	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
Keep whole:
NGL shrink (MMBtu/d)	65,247	67,814
Plant fuel (MMBtu/d)	8,598	8,806
Condensate shrink (MMBtu/day)	4,946	5,066
Condensate sales (Bbls/day)	1,016	1,040
Percentage of total net margin	13%	14%
Percentage of Proceeds:
Wellhead purchases (MMBtu/d)	191,375	191,745
NGL sales (Bbls/day)	6,961	6,766
Residue sales (MMBtu/day)	25,596	25,099
Condensate sales (Bbls/day)	1,695	1,662
Percentage of total net margin	52%	54%
Fee:
Wellhead volumes (MMBtu/d)	1,131,451	1,120,724
Average rate ($/MMBtu/day)	$0.18	$0.18
Percentage of total net margin	22%	22%

The following tables contain hedging information for the company’s gathering and processing segment for the remainder of 2005 and 2006.

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ONEOK Announces Higher Second-Quarter Earnings;

Updates 2005 Guidance

August 1, 2005

Six Months Ending December 31, 2005
Product	Volumes Hedged	Average Price
Percent of Proceeds:
Condensate (a)	270 MBbls	$43.71/Bbl
NGL (b)	300 MBbls	$0.74/gal
Natural gas (c)	3.4 Bcf	$6.18/MMBtu
Keep Whole:
Gross processing spread (d)	5,452 MMMBtu	$3.20/MMBtu

(a) - Hedged with NYMEX-based swaps.

(b) - Hedged with forward sales and swaps.

(c) - Hedged with NYMEX futures and basis swaps.

(d) - Hedged with NYMEX futures, basis swaps and NGL forward sales.

Year Ending December 31, 2006
Product	Volumes Hedged	Price
Percent of Proceeds:
Condensate (a)	300 MBbls	$52.00-60.00/Bbl
Natural gas (a)	1.9 Bcf	$6.15-11.00/MMBtu

(a) - Hedged with NYMEX-based costless collars.

Pipelines and Storage

The pipelines and storage segment, formerly called transportation and storage, reported operating income of $14.7 million in the second quarter, compared with $11.1 million for the same period last year. The improved results came from higher transportation volumes and increased storage volumes and rates.

In the quarter, storage margins increased $1.8 million from improved pricing for inter- and intra-month business. Margins from natural gas transportation services increased $1.7 million due to improved fuel position caused by higher storage and transportation volumes, and higher natural gas prices. Increased transportation revenues from higher throughput, due to more favorable weather conditions for transportation, added $0.9 million of operating income, compared with the same quarter last year.

For the first six months, operating income was $28.8 million, versus $24.6 million in the same period last year. Storage margins improved $1.3 million, as a result of the improved pricing environment for storage activity. Natural gas transportation margins increased $1.5 million due to improved fuel position, which resulted from higher storage and transportation volumes, and higher natural gas prices, versus the same period a year earlier. Increased transportation revenues from higher throughput, due to more favorable weather conditions for transportation, added $1.3 million to operating income, compared with the same period last year.

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ONEOK Announces Higher Second-Quarter Earnings;

Updates 2005 Guidance

August 1, 2005

Energy Services

Energy services posted operating income of $2.9 million in the second quarter, versus $4.9 million in the same period last year. Operating income for the six months was $55.2 million, versus $68.3 for the same period last year.

Net margin for the quarter declined to $12.6 million, compared with $14.3 million for the same period a year earlier, due primarily to the net impact of:

•	A $2.7 million net increase, resulting from favorable natural gas basis spreads between the Rocky Mountains and Mid-continent regions, partially offset by unrecovered transportation demand costs;

•	A $2.2 million increase in power margins, primarily related to improved heat rates in June 2005;

•	A $5.1 million decrease in the company’s natural gas trading operation, caused by increases in forward NYMEX natural gas prices during the quarter;

•	A $2.6 million decrease related to reduced physical margins in the company’s retail activities.

Net margin for the six months was $74.6 million, versus $89.6 million for the same period last year. A margin reduction of $20.4 million was due primarily to a decrease in storage activity caused by fewer heating-degree days in the first quarter of 2005, partially offset by an increase in demand fees associated with the company’s long-term contracts. Favorable natural gas basis spreads between the Rocky Mountains and Mid-continent regions increased transportation margins by $6.5 million. Operating costs for the six-month period declined by $2.0 million, primarily due to lower employee-related costs.

On June 30, 2005, natural gas in storage was 59.0 Bcf, compared with 58.9 Bcf a year earlier. Natural gas storage capacity under lease was 86 Bcf on June 30, 2005.

The net margin for the energy services segment was derived from the following sources:

	Three Months Ended June 30, 2005	Six Months Ended June 30, 2005
	(Thousands of dollars)
Marketing and storage, gross	$54,276	$146,663
Less: Storage and transportation costs	(40,094)	(83,396)
Marketing and storage, net	14,182	63,267
Retail marketing	3,047	8,257
Financial trading	(4,677)	3,123
Net margin	$12,552	$74,647

Distribution

The distribution segment reported an operating loss of $7.0 million, compared with a $2.7 million operating loss in the second quarter last year. Net margin increased by $2.5 million, due

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ONEOK Announces Higher Second-Quarter Earnings;

Updates 2005 Guidance

August 1, 2005

primarily to increased customer usage and property tax recovery. However, margin increases were more than offset by labor and employee benefit cost increases of $2.1 million, and bad debt cost increases of $0.6 million. The segment also had a write-off of $2.9 million for the replacement of a field customer service system in Texas.

For the six-month period, operating income was $73.6 million, compared with $83.0 million a year earlier. This decrease included net operating cost increases of $2.3 million – primarily increased labor and employee benefit costs of $4.9 million, partially offset by $2.1 million in reduced bad debt expenses. In addition, depreciation, depletion and amortization expenses increased by $7.8 million, primarily due to the $2.9 million write-off for the replacement of a field customer service system in Texas, higher amortization of property tax recovery in Kansas and higher depreciation related to additional plant and equipment investments.

GUIDANCE

The company is updating its segment operating income estimates and quarterly earnings per share guidance.

Segment operating income estimates will change from those announced earlier in the year as a result of the acquisition of the Koch natural gas liquids business and the related transfer of certain operations into different operating segments, the increased 2005 operating income contribution from the recently implemented rate increase in Oklahoma in the distribution segment, the impact of the potential sale of the company’s oil and natural gas producing operations, and higher interest expenses.

“While we still expect the Koch acquisition to generate approximately $135-145 million of primarily fee-based earnings before interest, taxes, depreciation and amortization (EBITDA) in 2006, the EBITDA contribution for the second half of 2005 is expected to be $59-62 million,” Kyle stated. “The full benefits of renegotiated contracts and additional volumes connected to the system will not be realized until 2006.”

With the completion of the acquisition, the company formed a new operating segment, called natural gas liquids. It consists of the company’s existing NGL marketing business, currently part of the gathering and processing segment, and the businesses acquired from Koch excluding those assets regulated by the Federal Energy Regulatory Commission (FERC), which will be part of the company’s pipelines and storage segment. VESCO Holdings, also acquired as part of the transaction, will be included in the gathering and processing segment.

In July, the company announced that it will begin a process that may result in the sale of its oil and natural gas production operations. If the company proceeds with the sale, it expects to complete the transaction sometime in the third quarter 2005. The company’s 2005 guidance reflects this segment’s operating results as discontinued operations.

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ONEOK Announces Higher Second-Quarter Earnings;

Updates 2005 Guidance

August 1, 2005

UPDATED SEGMENT ESTIMATES

The updated segment income statement, capital expenditure forecasts and cash flow forecast projections for 2005 are included in Attachment I. Following are the changes.

Production

The company’s 2005 guidance reflects the production segment’s operating results as discontinued operations, as if the potential sale of its natural gas and oil companies is completed. The company estimates that the sale will result in a gain from the sale of discontinued operations (net of taxes) of $42 million.

In calculating the estimated gain on the sale of discontinued operations, the company used the following assumptions: year-end 2004 proved reserves of 228 billion cubic feet of energy equivalent; an assumed sales price for reserves of $2.00 per thousand cubic feet of energy equivalent; a closing date of Sept. 30, 2005.

Gathering and Processing

Gathering and processing’s operating income is projected to be $130 million, compared with a previous estimate of $150 million. This change is primarily the result of the transfer of NGL marketing from this segment into the newly formed natural gas liquids segment, created as a result of the Koch acquisition, offset partially by the addition of VESCO Holdings, which was part of the Koch acquisition, to this segment.

Pipelines and storage

Pipeline and storage’s operating income is now estimated to be $65 million, compared with the previous estimates of $50 million. The change is due to the transfer of FERC-regulated assets from the Koch acquisition into the pipelines and storage segment.

Natural Gas Liquids

This new segment’s operating income is projected to be $43 million. It includes Koch assets with the exception of FERC-regulated assets, which are now part of pipelines and storage, and ONEOK natural gas liquids marketing, which was part of gathering and processing.

Energy Services

Operating income is projected at $131 million, unchanged from the previous forecast. The revised guidance does not include any additional margin for trading activities in this segment for the remainder of 2005.

Distribution

Operating income is forecast at $113 million, versus a previous forecast of $112 million. The forecast includes an additional $3.7 million in 2005 operating income contribution from the recently implemented $58 million annual rate increase in Oklahoma, partially offset by higher employee costs. The 2005 impact of the rate increase on operating income is $21.7 million.

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ONEOK Announces Higher Second-Quarter Earnings;

Updates 2005 Guidance

August 1, 2005

Other issues

Interest expense is now forecast at $144 million, compared with previous estimates of $108 million. The higher interest expense is the result of recently completed long-term financing, higher levels of working capital, higher short-term interest rates and additional debt associated with the financing of the natural gas liquids acquisition.

The revised forecast assumes that the after-tax proceeds from the sale of the company’s natural gas and oil operations are used to reduce short-term debt and related interest expense.

The acquisition of the natural gas liquids assets is expected to add approximately $20 million of depreciation expense, which is now estimated to be $220 million for 2005. Deferred taxes are estimated to be $65 million.

EARNINGS CONFERENCE CALL

A conference call will be held on August 2, 2005, at 11 a.m. Eastern Time (10 a.m. Central Time). To participate in the call, dial 866-246-6870, pass code 722924 or log on to ONEOK’s Web site, www.oneok.com.

If you are unable to participate in the conference call or the webcast, a replay will be available on the company’s Web site, www.oneok.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-219-1444, pass code 722924.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. We are a leader in the gathering, processing, storage and transportation of natural gas in the mid-continent region of the U.S. and own one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the NGL supply in the mid-continent with two key market centers. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. We are also involved in oil and gas production in Oklahoma and Texas. ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly traded limited partnerships. ONEOK is a Fortune 500 company.

Some of the statements contained and incorporated in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Acts of 1995. The forward-looking statements relate to: anticipated financial performance, including anticipated operating income from the businesses we acquired on July 1, 2005, from Koch Industries, Inc. and affiliates; management’s plans and objectives for future operations; business prospects; outcome of regulatory and legal proceedings; market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this press release generally identified by words such as “anticipate,” “estimate,” “expect,” “forecast,” “intend,” “believe,” “projection” or “goal.”

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors

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ONEOK Announces Higher Second-Quarter Earnings;

Updates 2005 Guidance

August 1, 2005

referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	risks associated with any reduction in our credit ratings;

•	the effects of weather and other natural phenomenon on energy sales and prices;

•	competition from other energy suppliers as well as alternative forms of energy;

•	the capital intensive nature of our business;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities as a result of changes in energy prices or the financial condition of our counterparties;

•	economic climate and growth in the geographic areas in which we do business;

•	the uncertainty of estimates, including accruals, cost of environmental remediation and gas and oil reserves;

•	the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity and crude oil;

•	the effects of changes in governmental policies and regulatory actions, including changes with respect to income taxes, environmental compliance, authorized rates or recovery of gas costs;

•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

•	risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the results of administrative proceedings and litigation involving the Oklahoma Corporation Commission, Kansas Corporation Commission, Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	the risk of a significant slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy;

•	risks associated with adequate supply to our gathering and processing, fractionation and pipeline facilities, including production declines which outpace new drilling;

•	risks inherent in the implementation of new software, such as our customer service system, and the impact on the timeliness of information for financial reporting;

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact of the outcome of pending and future litigation;

•	the possible loss of franchises or other adverse effects caused by the actions of municipalities; and

•	the other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

Other factors and assumptions not identified above were also involved in the making of forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking information.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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ONEOK Announces Higher Second-Quarter Earnings;

Updates 2005 Guidance

August 1, 2005

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited)	2005	2004	2005	2004
	(Thousands of dollars, except per share amounts)
Revenues
Operating revenues, excluding energy trading revenues	$2,129,904	$618,231	$4,873,575	$1,573,542
Energy trading revenues, net	(8,784)	13,908	408	89,172
Total Revenues	2,121,120	632,139	4,873,983	1,662,714
Cost of sales and fuel	1,857,789	402,087	4,211,087	1,039,903
Net Margin	263,331	230,052	662,896	622,811
Operating Expenses
Operations and maintenance	124,887	113,646	253,965	244,022
Depreciation, depletion and amortization	52,165	46,226	103,661	92,966
General taxes	17,648	16,574	37,048	37,109
Total Operating Expenses	194,700	176,446	394,674	374,097
Operating Income	68,631	53,606	268,222	248,714
Other income	3,960	1,655	9,274	9,469
Other expense	3,957	883	4,761	8,473
Interest expense	27,901	24,949	57,703	48,637
Income before Income Taxes	40,733	29,429	215,032	201,073
Income taxes	15,881	11,640	82,516	78,131
Net Income	$24,852	$17,789	$132,516	$122,942
Earnings Per Share of Common Stock
Earnings Per share, basic	$0.25	$0.17	$1.29	$1.22
Earnings Per share, diluted	$0.23	$0.17	$1.20	$1.20
Average Shares of Common Stock (Thousands)
Basic	101,143	102,545	102,404	100,830
Diluted	109,062	103,971	110,031	102,673
Dividends Declared Per Share of Common Stock	$0.56	$0.44	$0.81	$0.63

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ONEOK Announces Higher Second-Quarter Earnings;

Updates 2005 Guidance

August 1, 2005

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30, 2005	December 31, 2004
	(Thousands of dollars)
Assets
Current Assets
Cash and cash equivalents	$16,603	$9,458
Trade accounts and notes receivable, net	930,074	1,432,425
Materials and supplies	22,665	22,475
Gas and natural gas liquids in storage	550,386	593,028
Energy marketing and risk management assets	256,782	388,672
Deposits	76,807	32,394
Deferred income taxes	18,172	—
Other current assets	149,290	40,365
Total Current Assets	2,020,779	2,518,817
Property, Plant and Equipment
Production	487,594	455,964
Gathering and Processing	1,086,587	1,066,612
Pipelines and Storage	703,115	705,115
Distribution	2,963,002	2,916,440
Energy Services	128,279	128,120
Other	134,658	134,199
Total Property, Plant and Equipment	5,503,235	5,406,450
Accumulated depreciation, depletion and amortization	1,691,828	1,619,629
Net Property, Plant and Equipment	3,811,407	3,786,821
Deferred Charges and Other Assets
Regulatory assets, net	191,808	203,547
Goodwill	225,188	225,188
Energy marketing and risk management assets	58,877	71,310
Prepaid pensions	122,500	127,649
Investments and other	266,311	259,317
Total Deferred Charges and Other Assets	864,684	887,011
Total Assets	$6,696,870	$7,192,649

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ONEOK Announces Higher Second-Quarter Earnings;

Updates 2005 Guidance

August 1, 2005

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30, 2005	December 31, 2004
	(Thousands of dollars)
Liabilities and Shareholders’ Equity
Current Liabilities
Current maturities of long-term debt	$6,539	$341,532
Notes payable	111,500	644,000
Accounts payable	919,868	1,185,351
Dividends payable	28,235	—
Accrued taxes	48,410	36,346
Accrued interest	26,776	32,807
Customers’ deposits	39,665	39,478
Unrecovered purchased gas costs	65,648	64,322
Energy marketing and risk management liabilities	413,813	409,633
Deferred income taxes	—	16,861
Other	112,698	144,465
Total Current Liabilities	1,773,152	2,914,795
Long-term Debt, excluding current maturities	2,338,250	1,543,202
Deferred Credits and Other Liabilities
Deferred income taxes	658,887	644,512
Energy marketing and risk management liabilities	64,864	102,865
Lease obligation	80,080	86,817
Other deferred credits	283,267	294,754
Total Deferred Credits and Other Liabilities	1,087,098	1,128,948
Total Liabilities	5,198,500	5,586,945
Commitments and Contingencies
Shareholders’ Equity
Common stock, $0.01 par value: authorized 300,000,000 shares; issued 107,622,791 shares and outstanding 100,839,789 shares at June 30, 2005; issued 107,143,722 shares and outstanding 104,106,285 shares at December 31, 2004	1,076	1,071
Paid in capital	1,030,693	1,017,603
Unearned compensation	(833)	(1,413)
Accumulated other comprehensive loss	(67,963)	(9,591)
Retained earnings	699,110	649,240
Treasury stock, at cost: 6,783,002 shares at June 30, 2005 and 3,037,437 shares at December 31, 2004	(163,713)	(51,206)
Total Shareholders’ Equity	1,498,370	1,605,704
Total Liabilities and Shareholders’ Equity	$6,696,870	$7,192,649

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ONEOK Announces Higher Second-Quarter Earnings;

Updates 2005 Guidance

August 1, 2005

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
(Unaudited)	2005	2004
	(Thousands of dollars)
Operating Activities
Net income	$132,516	$122,942
Depreciation, depletion and amortization	103,661	92,966
Loss (gain) on sale of assets	526	(8,606)
Income from equity investments	(5,649)	(542)
Deferred income taxes	17,471	52,772
Stock based compensation expense	5,983	4,640
Allowance for doubtful accounts	8,188	10,005
Changes in assets and liabilities (net of acquisition effects):
Accounts and notes receivable	494,362	144,479
Inventories	42,347	53,256
Unrecovered purchased gas costs	1,326	13,793
Deposits	(44,413)	21,939
Regulatory assets	(4,435)	3,308
Accounts payable and accrued liabilities	(250,332)	26,962
Energy marketing and risk management assets and liabilities	38,782	(11,468)
Other assets and liabilities	(116,717)	(48,695)
Cash Provided by Operating Activities	423,616	477,751
Investing Activities
Changes in other investments, net	(31,349)	888
Capital expenditures	(122,687)	(114,402)
Proceeds from sale of property	(334)	15,073
Other investing activities	(2,215)	(7,033)
Cash Used in Investing Activities	(156,585)	(105,474)
Financing Activities
Borrowing (payments) of notes payable, net	(532,500)	(560,000)
Termination of interest rate swaps	(22,565)	82,915
Issuance of debt	798,792	—
Payment of debt	(335,456)	(465)
Purchase of common stock	(112,507)	(798)
Issuance of common stock	7,857	168,545
Dividends paid	(54,576)	(39,757)
Other financing activities	(8,931)	(15,929)
Cash Used in Financing Activities	(259,886)	(365,489)
Change in Cash and Cash Equivalents	7,145	6,788
Cash and Cash Equivalents at Beginning of Period	9,458	12,172
Cash and Cash Equivalents at End of Period	$16,603	$18,960

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ONEOK Announces Higher Second-Quarter Earnings;

Updates 2005 Guidance

August 1, 2005

ONEOK, Inc.

INFORMATION AT A GLANCE

	Three Months Ended June 30,				Six Months Ended June 30,
	2005		2004		2005	2004
	(Millions of dollars)
Production
Net revenues	$32.1		$24.1		$60.3	$50.5
Depreciation, depletion, and amortization	$7.5		$6.2		$14.8	$12.7
Operating income	$16.5		$12.0		$30.1	$23.8
Proved reserves (a)
Gas (MMcf)	(b	)	(b	)	206,635	214,702
Oil (MBbls)	(b	)	(b	)	4,370	3,586
Production
Gas (MMcf)	4,355		4,060		8,399	8,303
Oil (MBbls)	86		83		181	169
Average realized price (c)
Gas ($/Mcf)	$6.16		$5.04		$5.92	$5.21
Oil ($/Bbls)	$45.76		$27.93		$45.18	$28.84
Capital expenditures	$13.6		$11.9		$31.2	$20.4

Gathering and Processing
Net margin	$83.1		$63.6		$161.4	$123.0
Depreciation, depletion, and amortization	$8.5		$8.2		$16.9	$16.2
Operating income	$41.7		$27.3		$79.5	$47.8
Total gas gathered (MMMBtu/d)	1,131		1,113		1,121	1,110
Total gas processed (MMMBtu/d)	1,167		1,147		1,135	1,155
Natural gas liquids sales (MBbls/d)	87		101		93	106
Natural gas liquids produced (MBbls/d)	64		59		63	60
Gas sales (MMMBtu/d)	353		332		346	322
Capital expenditures	$11.0		$5.9		$20.4	$10.0
Conway OPIS composite NGL Price ($/gal) (based on our NGL product mix)	$0.79		$0.66		$0.77	$0.64
Average NYMEX crude oil price ($/Bbl)	$51.95		$38.54		$49.93	$36.47
Average condensate sales price ($/Bbl)	$45.91		$35.45		$46.29	$33.80
Average natural gas price ($/MMBtu) (mid-continent region)	$6.26		$5.51		$5.99	$5.36
Gross processing spread ($/MMBtu)	$2.67		$1.74		$2.77	$1.72

Pipelines and Storage
Net margin	$31.2		$26.5		$61.3	$57.0
Depreciation, depletion, and amortization	$4.4		$4.3		$8.8	$8.6
Operating income	$14.7		$11.1		$28.8	$24.6
Volumes transported (MMcf)	108,898		92,812		240,228	221,747
Capital expenditures	$3.1		$2.0		$4.8	$4.0
Average natural gas price ($/MMBtu) (mid-continent region)	$6.26		$5.51		$5.99	$5.36

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ONEOK Announces Higher Second-Quarter Earnings;

Updates 2005 Guidance

August 1, 2005

Distribution
Net margin	$106.5	$104.0	$307.7	$307.0
Depreciation, depletion, and amortization	$30.0	$25.9	$60.0	$52.2
Operating income	$(7.0)	$(2.7)	$73.6	$83.0
Average number of customers	2,019,953	2,004,683	2,031,720	2,013,877
Capital expenditures	$36.3	$36.7	$64.0	$62.6
Natural gas volumes (MMcf)
Gas Sales	30,066	30,190	115,309	118,523
Transportation	58,419	54,182	127,590	121,574
Natural gas margins
Gas Sales	$83.2	$81.4	$251.9	$253.1
Transportation	$16.3	$15.8	$41.4	$39.1

Energy Services
Net margin	$12.6	$14.3	$74.6	$89.6
Depreciation, depletion, and amortization	$1.6	$1.4	$3.0	$2.8
Operating income	$2.9	$4.9	$55.2	$68.3
Natural gas marketed (Bcf)	275	249	600	535
Electricity marketed (MMwh)	563	966	1,148	1,751
Physically settled volumes (Bcf)	574	511	1,199	1,051
Capital expenditures	$0.1	$0.7	$0.2	$0.8

(a)	Proved reserves include proved undeveloped reserves which are attributed to locations directly offsetting (adjacent to) existing production.
(b)	Reserves are disclosed at a point in time, therefore reserves are shown once as of June 30, 2005 and 2004.
(c)	Average realized price reflects the impact of hedging activities.

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ONEOK Announces Higher Second-Quarter Earnings;

Updates 2005 Guidance

August 1, 2005

ONEOK, Inc. and Subsidiaries

REGULATION G GAAP RECONCILIATION

Six Months Ended June 30, 2005
(Millions of Dollars)
Cash provided by operating activities	$423.6
Accounts and notes receivable	$(494.4)
Inventories	$(42.3)
Unrecovered purchased gas costs	$(1.3)
Deposits	$44.4
Regulatory assets	$4.5
Accounts payable and accrued liabilities	$250.3
Energy marketing and risk management assets and liabilities	$(38.8)
Other assets and liabilities	$116.7

Cash flow from operations, before changes in working capital (a)	$262.7

(a)	Cash flow from operations, before changes in working capital, is a non-GAAP financial measure used by industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of a company’s fundamental business activities. Cash flow from operations, before changes in working capital, should not be considered in isolation or as a substitute for net income, income from operations, or other measures of cash flow.

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ONEOK Announces Higher Second-Quarter Earnings;

Updates 2005 Guidance

August 1, 2005

Attachment I

ONEOK, Inc. and Subsidiaries

EARNINGS GUIDANCE

(In Millions, except per share data)	Previous 2005 Guidance	Updated 2005 Guidance		Change
Operating Income
Production	$57	$—		$(57)
Gathering and Processing	150	130		(20)
Pipelines and Storage	50	65		15
Natural Gas Liquids	—	43		43
Distribution	112	113		1
Energy Services	131	131		—
Other	1	1		—

Operating Income	501	483		(18)
Other income/expense	13	9		(4)
Interest expense	108	144		36
Income taxes	156	134		(22)

Income from Continuing Operations	250	214		(36)
Discontinued Operations, net of taxes
Income from Operations of a Discontinued Component	—	28		28
Gain on Sale of Discontinued Component	—	42		42

Net Income	$250	$284		$34

Diluted Earnings Per Share of Common Stock
Earnings Per Share from Continuing Operations	$2.25	$1.95		$(0.30)
Earnings Per Share from Operations of a Discontinued Component	—	0.26		0.26
Earnings Per Share from Gain on Sale of a Discontinued Component	—	0.38		0.38

Total Diluted Earnings Per Share of Common Stock	$2.25	$2.59		$0.34

	Previous Guidance	Updated 2005 Guidance
		Q1	Q2	Q3	Q4	12 Months
Average Shares of Common Stock - Diluted (millions of shares)
Earnings Per Share from Continuing Operations	$2.25	$0.89	0.14	0.04	0.87	1.95
Earnings Per Share from Operations of a Discontinued Component	—	0.08	0.09	0.09	—	0.26
Earnings Per Share from Gain on Sale of a Discontinued Component	—	—	—	0.38	—	0.38
Total Diluted Earnings Per Share of Common Stock	$2.25	$0.97	0.23	0.51	0.87	2.59
Average Shares of Common Stock - Diluted (millions of shares)
Average shares of common stock outstanding	103.5	103.7	101.1	100.7	100.8	101.6
Dilutive components (1)
Mandatory convertible equity units (2)	6.6	6.3	6.8	7.8	8.0	7.2
Other dilutive components	1.2	1.0	1.2	1.2	1.2	1.1
Total Average Shares of Common Stock - Diluted	111.3	111.0	109.1	109.7	110.0	109.9

(In Millions)	Previous 2005 Guidance	Updated 2005 Guidance		Change
Capital Expenditures
Production	$55	$45		$(10)
Gathering and Processing	35	35		—
Pipelines and Storage	19	19		—
Natural Gas Liquids	—	6		6
Distribution	145	145		—
Energy Services	—	—		—
Other	3	3		—

Total Capital Expenditures	$257	$253		$(4)

Cash Flow from Operations
Cash Flow from Operations before Change in Working Capital	$516	$542		$26
Less Dividends	104	112		8
Less Capital Expenditures	257	253		(4)

Surplus	$155	$177		$22

(1)	Earnings per share for each quarter will not necessarily sum to the earnings per share for the twelve months and year to date due to changes in the number of shares between periods and rounding differences. Dilutive components included in the average shares of common stock for the twelve months and year to date are computed by taking the average for that component for each quarter in the respective period (i.e. the mandatory convertible equity units for the twelve-month period are computed by adding the units for each quarter and dividing by the number of quarters or 6.3 + 6.8 + 7.8 + 8.0 = 28.9, 28.9 / 4 = 7.2).
(2)	For purposes of this guidance, the dilutive effect of the mandatory convertible equity units has been calculated using $30.46, $31.76, $34.50 and $35.00 as the average closing price for the last 20 trading days of the first, second, third and fourth quarters, respectively. Under this method, it is assumed that 19.5 million shares of common stock are issued for the equity units at $20.63. Those proceeds are used to repurchase common stock at the current market prices. The difference between the shares issued and repurchased is used in the calculation of earnings per share. If the ONEOK common stock price is below $20.63, there is no impact on the earnings per share calculation.